Exhibit 10.44
S.A.C. PEI CB Investment, L.P.
c/o Walkers SPV Limited
Walker House, 87 Mary Street
George Town, Grand Cayman
Ky1-9002, Cayman Islands
Messrs Paul Brough, Edward Middleton
    and Patrick Cowley
in their capacity as liquidators
without personal liability, of
Lehman Brothers Commercial Corporation Asia Limited
(In Liquidation)
c/o KPMG
8th Floor, Prince’s Building
10 Chater Road, Central
Hong Kong
Ladies and Gentlemen:
Memorandum of Understanding
for S.A.C. PEI CB Investment, L.P. Redemption Transaction
This letter (this “Agreement”) sets forth the understanding of the parties with respect to material terms and conditions of a transaction (the “Transaction”) between Lehman Brothers Commercial Corporation Asia Limited a company incorporated in Hong Kong S.A.R. (Registration Number 0157352) (“LBCCA”), Messrs Paul Brough, Edward Middleton and Patrick Cowley in their capacity as joint and several liquidators of LBCCA (the “Liquidators”) acting without personal liability, S.A.C. Private Equity Investors, L.P., a Delaware limited partnership (“SAC PEI”), S.A.C. PEI CB Investment, L.P., a Cayman Islands exempted limited partnership (the “Company”), and the Company’s general partner S.A.C. PEI CB Investment GP, Limited (the “General Partner”), relating to, among other matters, LBCCA’s ownership of limited partnership interests (the “Interests”) in the Company and the Company’s beneficial ownership of shares, par value $0.10 per share (the “CBay Shares”) of CBaySystems Holdings Limited (to be renamed MedQuist Holdings Inc.) (“CBay”).
TERMS

Transaction Structure:	The Transaction is being executed on February 2, 2011.

Equity Contribution. Immediately prior to the Closing (as defined in the section labelled “Closing” below, SAC PEI has, directly or indirectly, made or caused to be made, an equity contribution (the “Contribution”) in the aggregate amount of US$13.7 million in cash to the Company in exchange for additional newly issued limited partnership interests in the Company. LBCCA hereby consents to the making of the

Contribution and waives any rights to object to the Contribution or to participation in making the Contribution under the Third Amended and Restated Exempted Limited Partnership Agreement of the Company, dated as of August 5, 2008, among the parties thereto (the “Limited Partnership Agreement”).

Redemption of LBCCA’s Interests in the Company; Retained CBay Shares. Promptly following the Contribution, the Company will redeem all of LBCCA’s Interests in the Company in exchange for (i) an amount equal to US$13,700,000 in cash and (ii) 4,228,584 shares of CBay (the “Retained CBay Shares”) owned of record and beneficially by the Company (the “Redemption”), after giving effect to the 4-1/2:1 stock split (the “CBay Stock-Split”) contemplated in the Offering described below. Alternatively, at the Company’s election (provided that such election does not result in LBCCA incurring or potentially incurring any additional liabilities, including, without limitation, tax liabilities), in lieu of the Redemption, the Company may elect to make a non-pro rata cash and in-kind distribution to LBCCA of (i) an amount equal to US$13.7 million in cash and (ii) 4,228,584 shares of CBay owned of record and beneficially by the Company (after giving effect to the CBay Stock Split) followed by a redemption of LBCCA’s Interests in the Company for US$1 (the “Distribution”). SAC PEI and the General Partner hereby waive any rights that they may have (pursuant to the Limited Partnership Agreement or otherwise) to pro rata treatment with respect to the Redemption or Distribution. The parties hereby irrevocably and unconditionally agree that upon the occurrence of such Redemption or Distribution, LBCCA will no longer be a party to the Limited Partnership Agreement and, accordingly, LBCCA shall have no further rights or obligations with respect to the Company, including as a limited partner in the Company, or rights or obligations under the Limited Partnership Agreement, including, without limitation, with respect to restrictions on transfer under the Limited Partnership Agreement. The parties acknowledge and agree that following the Redemption or Distribution, (i) the parties will have no recourse against LBCCA under the Limited Partnership Agreement, including, for the avoidance of doubt, but not limited to, any rights that the Company might have otherwise had pursuant to clauses 5.2(b) and 6.1 of the Limited Partnership Agreement and (ii) LBCCA will have no recourse against any of the parties under the Limited Partnership Agreement, including, for the avoidance of doubt, but not limited to, any rights that LBCCA might have otherwise had pursuant to clause 4.4 of the Limited Partnership Agreement; provided, however, that, notwithstanding the foregoing, in respect only of claims made by third parties (e.g., other than LBCCA, the Company or CBay), clause 4.4 of the Limited Partnership Agreement (as provided under clause 4.4(e) of the Limited Partnership Agreement), as in effect on the date hereof, shall be deemed to survive (with this transaction being deemed a termination for such purposes). The Company acknowledges and agrees that all amounts to be paid pursuant to this letter agreement shall be paid in full, without set-off or deduction and hereby acknowledges and agrees that it is not owed any amounts from LBCCA under the Limited Partnership Agreement. Promptly following the Closing of the Redemption or Distribution, as the case may be, the parties shall execute and deliver a novation agreement, in form and substance reasonably satisfactory to them, evidencing the termination of the Limited Partnership Agreement in respect of LBCCA. The parties agree that, except for the Consulting Agreement or as otherwise expressly set forth in this Agreement, it is the intention of the parties that all other agreements and arrangements related to LBCCA’s participation as a limited partner in the Company shall be terminated, whether set forth in the Limited Partnership Agreement or otherwise.

Entry into Lock-up Agreement. Simultaneously with the Redemption or Distribution, LBCCA will enter into a lockup agreement in the form attached as Exhibit A hereto (the “Lock-Up Agreement”). CBay will procure that the Company will enter into a lock-up agreement in substantially the same form as the Lock-Up Agreement and no such lock-up agreement entered into by the Company will contain any more favourable or less restrictive terms in any material respect than the Lock-Up Agreement.

Proxy Agreement. LBCCA agrees that, for the period that LBCCA beneficially owns any of the CBay Shares (it being agreed that except for the Lockup Agreement and compliance with US Securities laws nothing herein shall limit or restrict in any manner the ability of LBCCA to transfer or otherwise dispose of the Retained CBay Shares at any time in its sole discretion), the Company or its designee is hereby granted an irrevocable proxy with respect to such CBay Shares to vote and cause to be voted at any meeting of shareholders or by written consent any (i) Retained CBay Shares or (ii) CBay Shares issued pursuant to the Consulting Agreement (as defined below), in favour of the board nominees designated by the Company (or any of its affiliates) to the Board of Directors of CBay (or its successor) or by CBay (or any nominating committee thereof). Such proxy entitles the Company or its designee to vote LBCCA’s CBay Shares in favour of directors. LBCCA will not directly or indirectly vote against any such director. Such proxy is deemed to be coupled with an interest. If, for any reason, the proxy is unenforceable, LBCCA will agree to vote its shares for CBay directors as directed by the Company. For the avoidance of doubt, the proxy granted herein does not confer any right to vote on any matter other than the election of directors as set forth above., The foregoing proxy and agreement to vote may be terminated at any time by the Company, by written notice to

LBCCA.

Rights under the Consulting Agreement. Any rights and obligations of LBCCA accrued or arising under the Agreement, dated as of August 19, 2008, by and among CBay, S.A.C. PEI CB Investment II, LLC and LBCCA (the “Consulting Agreement”), including without limitation the Annual LBCCA Payment and reimbursement of Out-of-Pocket Expenses as such terms are defined in the Consulting Agreement, shall be unaffected by this Transaction. The parties acknowledge that they are each expressly reserving all of their respective rights in relation to the Consulting Agreement and nothing in this letter or the Closing of the Transaction, shall amend, vary or extinguish such rights.

The Closing:	Closing of the Transaction including the Redemption or Distribution, payment of the US$13.7 million to LBCCA and issuance of 4,228,584 shares in CBay (after giving effect to the CBay Stock Split) to LBCCA will take place as soon as possible following execution of this Agreement (the “Closing”).

The Offering:	CBay proposes to carry out an underwritten public offering of CBay Shares, including through any related overallotment option (the “Offering”), for which one or more investment banking firms will act as the representative of the underwriters. CBay and LBCCA agree that LBCCA may, at LBCCA’s sole discretion, sell up to 2,222,222 of the Retained CBay Shares as part of the “Firm Offer” (as defined in the underwriters agreement to be entered into between amongst others Lazard Capital Markets LLC and Macquarie Capital (USA) LLC and Macquarie Capital (USA) Inc. (together, the “Representatives”), CBay, the Company and LBCCA (the “Underwriting Agreement”)) in the Offering, subject to the Representative’s right to reduce such number of shares. If, in the Representative’s reasonable opinion, the number of securities requested to be included in the Offering (including primary shares offered by CBay or any other security holder) exceeds the number which can reasonably be sold in such Offering within an acceptable price range, it may reduce the number of Retained CBay Shares that LBCCA may sell; provided, however, that the Representative will first be required to attempt to reduce the number of CBay Shares offered therein by parties other than LBCCA and if it is unable to reduce other parties’ CBay Shares being sold into the Offering first, then it may, proportionate with other parties, reduce the number of CBay Shares being sold into the Offering by LBCCA. LBCCA will be required to execute the Underwriting Agreement (together with a side letter varying certain matters set out in the Underwriting Agreement) and such other agreements as LBCCA and the Representatives mutually agree. LBCCA will not be required to sell any shares or bring down representations and warranties in the “Option Closing” (as defined in the Underwriters Agreement). LBCCA acknowledges and agrees that the Offering may not take place at all or on the terms contemplated hereby. If for any reason LBCCA does not sell its Retained CBay Shares in the Offering, such shares shall remain Retained CBay Shares for purposes of this Agreement.

Any CBay Shares beneficially owned by LBCCA but not sold in the Offering may be freely transferred or otherwise disposed of by LBCCA following the Offering, subject to the termination or prior waiver of the Lock-Up Agreement and to applicable securities laws.

CBay will procure that LBCCA has the benefit of reliance on any SEC rule 10b-5 opinions issued by CBay’s counsel in connection with the Offering, provided that LBCCA is a selling stockholder in such Offering and a party to the Underwriting Agreement.

OTHER TERMS AND CONDITIONS

Securities Law Matters:	Rule 144 Matters.

(a) CBay agrees that following the Offering, CBay will use its commercially reasonable efforts to file such reports required to be filed by it under the Securities Act and the Exchange Act and the rules promulgated thereunder and to take such further action as required by Rule 144 to the extent required from time to time to enable LBCCA to sell the Retained CBay Shares without registration under the Securities Act, within the limitation of the exemptions provided by Rule 144. This clause (a) will expire 12 months from the date of the Offering.

(b) CBay agrees that following the Offering it will use commercially reasonable efforts to, at CBay’s own cost, cause its general counsel or an outside legal counsel reasonably acceptable to the transfer agent of CBay to issue legal opinions on behalf of LBCCA as reasonably requested by LBCCA so that any restrictive legend placed on the certificates of the Retained CBay Shares held by LBCCA may be removed in connection with any sale of such Retained CBay Shares pursuant to Rule 144.

(c) If, during the six (6) months following the Closing, there is (i) a sale or conveyance by CBay of all or a substantial portion of its assets, (ii) an acquisition of CBay by another person by means of merger, consolidation, share sale or another form of corporate reorganisation in which the Retained CBay Shares are exchanged for other securities or other consideration, or (iii) any person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of

CBay representing fifty percent (50%) or more of the total voting power of CBay (a “CBay Change of Control Event”), CBay agrees to take such reasonable actions as may be necessary or appropriate to ensure that the Retained CBay Shares held by LBCCA before the consummation of such CBay Change of Control Event are not adversely affected relative to other holders of CBay Shares in connection with such CBay Change of Control Event.

Expenses:	Each of the parties shall pay its own expenses incurred by or on its behalf related to the Transaction (including, but not limited to, reasonable fees and expenses of each of their counsel, accountants and financial advisors).

The Liquidators:	The Liquidators have entered into and signed this letter and would sign any separate agreement solely as agents for and on behalf of LBCCA. In their capacity as Liquidators, none of the Liquidators, their firm, officers, directors, staff, partners, employees, agents, advisors and representatives shall have any personal liability whatsoever in respect of (a) any of the obligations undertaken by LBCCA; (b) any failure on the part of LBCCA to observe, perform or comply with any such obligations; (c) under or in relation to any associated arrangements or negotiations; or (d) under any document or assurance made pursuant to this letter or any definitive agreement. Each party acknowledges and agrees that (a) in their capacity as liquidators, the Liquidators are parties to this letter and any definitive agreement solely for the purpose of obtaining the benefit of each provision of this Agreement in their favour; and (b) the Liquidators are the agents of LBCCA and shall incur no personal liability from acting in the capacity of agents or otherwise, nor shall any claim arise against any of them otherwise than against LBCCA.
Representations and Warranties of LBCCA. LBCCA hereby represents and warrants to SAC PEI, the Company and the General Partner, to the extent only of the actual factual knowledge of the Liquidators (which does not include implied or imputed knowledge), that (a) it has the authority under the laws of Hong Kong to enter into, perform and deliver this Agreement, and has taken all necessary action to approve and authorize the same and (b) its obligations under this Agreement are legal, valid, binding and enforceable against LBCCA in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and do not conflict with any law or regulation or its constitutional documents or any other document binding on it. In addition, LBCCA hereby represents and warrants to SAC PEI, the Company and the General Partner that (i) it has not since September 19, 2008 (the “Appointment Date”) (A) entered into any agreement under which it is obligated to sell, assign or otherwise transfer, hypothecate, pledge or cause or permit any lien or other encumbrance to be placed on any of its Interests or (B) sold, assigned or otherwise transferred, hypothecated, pledged or caused or permitted any lien or other encumbrance to be placed on any of its Interests or assigned any of its rights under the Limited Partnership Agreement; and (ii) to the extent only of the actual factual knowledge of the Liquidators (which does not include implied or imputed knowledge), it did not prior to the Appointment Date (A) enter into any agreement under which it is or was obligated to sell, assign or otherwise transfer, hypothecate, pledge or cause or permit any lien or other encumbrance to be placed on any of its Interests or (B) sell, assign or otherwise transfer, hypothecate, pledge or cause or permit any lien or other encumbrance to be placed on any of its Interests or assign any of its rights under the Limited Partnership Agreement. LBCCA further represents and warrants to the Company, to the extent only of the actual factual knowledge of the Liquidators (which does not include implied or imputed knowledge), that (i) it is the sole legal and beneficial owner of the Interests which will be transferred to the Company pursuant to the Redemption or Distribution and (ii) there is no encumbrance on, over or affecting such Interests to be transferred (or any of them) nor any agreement or commitment to create any such encumbrance and no claim has been made that any person is entitled to such encumbrance. For the purposes of this paragraph, the term encumbrance means any option, transfer, mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest, any arrangements commonly referred to as flawed assets arrangements and set-off rights which exceed the rights of the insolvency set-off rules of any relevant jurisdiction, or any other security arrangement or agreement, whether conditional or not.
Representations and Warranties of the Company and the General Partner. Each of the Company and the General Partner hereby represents and warrants to LBCCA, to the extent only of the actual factual knowledge of the General Partner (which does not include implied or imputed knowledge), that (a) it has the authority under the laws of the Cayman Islands to enter into, perform and deliver this Agreement, and has taken all necessary action to approve and authorize the same and (b) its obligations under this Agreement are legal, valid, binding and enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and do not conflict with any law or regulation or its constitutional documents or any other document binding on it. The Company further represents and warrants to LBCCA,that it is the sole legal and beneficial owner of the Retained CBay Shares which will be transferred to LBCCA pursuant to the Redemption or Distribution. The Company confirms to LBCCA, that there is no encumbrance on, over or affecting such Retained CBay Shares to be transferred (or any of them), nor any agreement or commitment to create any such encumbrance and no claim has been made that any person is entitled to such encumbrance. For the purposes of this paragraph, encumbrance shall mean any option, transfer, mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest, any arrangements commonly referred to as flawed assets arrangements and set-off rights which exceed the rights of the insolvency set-off rules of any relevant jurisdiction, or any other security arrangement or agreement, whether conditional or not.
Representations and Warranties of SAC PEI. SAC PEI hereby represents and warrants to each of the LBCCA, the Company and the General Partner, to the extent only of the actual factual knowledge of the SAC PEI (which does not include implied or imputed knowledge), that (a) it has the authority under the laws of the State of Delaware to enter into, perform and deliver this Agreement, and has taken all necessary action to approve and authorize the same and (b) its obligations under this Agreement are legal, valid, binding and enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and do not conflict with any law or regulation or its constitutional documents or any other document binding on it.

Representations and Warranties of CBay. CBay hereby represents and warrants to each of the LBCCA, the Company, SAC PEI and the General Partner, to the extent only of the actual factual knowledge of the board of directors of CBay (which does not include implied or imputed knowledge), that (a) it has the authority under the laws of the British Virgin Islands to enter into, perform and deliver this Agreement, and has taken all necessary action to approve and authorize the same and (b) its obligations under this Agreement are legal, valid, binding and enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and do not conflict with any law or regulation or its constitutional documents or any other document binding on it. CBay further represents and warrants that the CBay Shares to be transferred to LBCCA pursuant to the Redemption or Distribution have been duly authorised, validly issued and are fully paid, non-assessable and free of liens and encumbrances (as defined above).
Further Assurance. The parties shall perform all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or required to implement and give effect to this letter and the Transaction.
Commercially Reasonable Efforts. The parties will use their commercially reasonable efforts to give effect to the terms set out in this letter and the Transaction.
Amendment. This letter may not be amended, modified or otherwise supplemented except by an instrument in writing signed by, or on behalf of, each of the parties hereto.
Miscellaneous. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed to constitute originals. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this letter. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, S.A.C. PEI CB INVESTMENT, L.P., acting by its general partner S.A.C. PEI CB INVESTMENT GP, LIMITED
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Signatory

Accepted, Agreed and Acknowledged as of February 2, 2011:

SIGNED by Brough, PJ one of the Liquidators	)
for and on behalf of	)
LEHMAN BROTHERS COMMERCIAL	)
CORPORATION ASIA LIMITED	)
acting without personal liability	)
in the presence of	)

/s/ Andrew Payne Name: Andrew Payne
Title: Solicitor/Registered Foreign Lawyer

SIGNED by Brough, PJ one of the Liquidators	)
for and on behalf of all of them	)
acting without personal liability, solely to take the benefit	)
of this letter, in the presence of	)

/s/ Andrew Payne Name: Andrew Payne
Title: Solicitor/Registered Foreign Lawyer

S.A.C. PRIVATE EQUITY INVESTORS, L.P.

By:	S.A.C. Private Equity GP, L.P., its general partner

By:	S.A.C. Capital Management, LLC, its general partner

By:	/s/ Peter Nussbaum Name: Peter Nussbaum
Title: Authorized Signatory

S.A.C. PEI CB INVESTMENT GP, LIMITED

By:	/s/ Peter Nussbaum Name: Peter Nussbaum
Title: Authorized Signatory

CBAYSYSTEMS HOLDINGS LIMITED

By:	/s/ Clyde Swoger Name: Clyde Swoger
Title: Chief Financial Officer

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